Exhibit 99.1

AlphaPoint Technology Inc. Completes Planned Corporate Name Change to LevelBlox, Inc; Company to Begin Trading on OTCQB Under Ticker Symbol: LVBX

The Ticker Symbol Change from APPO to LVBX will take effect at the open of Business on October 19, 2018

SARASOTA, Fla.--(BUSINESS WIRE)--LevelBlox, Inc. (OTCQB: APPO) (OTCQB: LVBX) a leading developer of Software Asset Management applications for the Blockchain, previously disclosed, on September 27, 2018, that it filed a certificate of amendment (the “Amendment”) to the Company’s certificate of incorporation that would have the effect of changing the Company’s name from AlphaPoint Technology, Inc., to LevelBlox, Inc. The effective date of the Amendment for purposes of Delaware law was September 27, 2018. However, the corporate name change did not take effect at that time, as it required approval by the Financial Industry Regulatory Authority (“FINRA”). On October 18, 2018, FINRA notified the Company that its corporate name change and ticker symbol change would take effect on October 19, 2018.

“As LevelBlox, we will honor the legacy of our enterprise software development, while continuing to advance our position as a leading provider of Software Asset Management (SAM) for the Blockchain,” said LevelBlox Chief Executive Officer Gary Macleod. “Our new corporate name further reinforces our strength and reflects our expanding footprint and our strategy to deliver high-quality, enterprise applications for the Blockchain.”

“The decision to rebrand as LevelBlox is the result of a yearlong, research-intensive process that helped us understand how our brand could better reflect and support our business strategy while raising awareness of our Company’s strategy and value proposition with all key constituencies,” said Macleod.

No action is required to be taken by current shareholders relative to the ticker symbol change. The common stock will continue to be listed on the OTCQB: Symbol: LVBX.

About LevelBlox:

LevelBlox (OTCQB: LVBX) is a publicly traded enterprise software company. We are committed to Blockchain deployments for enterprise markets and serving the enterprise market to produce value by helping to make compelling software products to solve business problems. To learn more, visit http://levelBlox.com/, or, join https://www.linkedin.com.

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